Exhibit 10.1

Execution Version

EMPLOYEE MATTERS AGREEMENT

by and between

RESIDEO TECHNOLOGIES, INC.

and

ADI GLOBAL DISTRIBUTION INC.

Dated as of July 31, 2026

i

ii

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of July 31, 2026, is entered into by and between Resideo Technologies, Inc., a Delaware corporation (“Resideo”), and ADI Global Distribution Inc., a Delaware corporation and a wholly owned subsidiary of Resideo (“ADI SpinCo”). “Party” or “Parties” means Resideo or ADI SpinCo, individually or collectively, as the case may be. Capitalized terms used in this Agreement, but not otherwise defined in this Agreement or the Separation Agreement, shall have the meaning set forth in Section 1.1.

W I T N E S S E T H:

WHEREAS, Resideo, acting through its direct and indirect Subsidiaries, currently conducts the Resideo Retained Business and the ADI Business;

WHEREAS, the Board of Directors of Resideo (the “Resideo Board”) has determined that it is appropriate, desirable and in the best interests of Resideo and its stockholders to separate Resideo into two separate, publicly traded companies, one for each of (a) the Resideo Retained Business, which shall be owned and conducted, directly or indirectly, by Resideo and its Subsidiaries (other than ADI SpinCo and its Subsidiaries), and (b) the ADI Business, which shall be owned and conducted, directly or indirectly, by ADI SpinCo and its Subsidiaries, in the manner contemplated by the Separation and Distribution Agreement by and between the Parties, dated as of July 31, 2026 (the “Separation Agreement”);

WHEREAS, the Separation Agreement sets forth the terms and conditions applicable to the Distribution; and

WHEREAS, pursuant to the Separation Agreement, Resideo and ADI SpinCo have agreed to enter into this Agreement for the purpose of allocating Assets, Liabilities and responsibilities with respect to certain employee matters, and employee compensation and benefit plans and programs between them, and to address certain other employment-related matters.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 General. As used in this Agreement, the following terms shall have the following meanings:

“2024 PSUs” shall have the meaning set forth in Section 4.4(a).

“2025 PSUs” shall have the meaning set forth in Section 4.4(a).

“2025 ROIC PSUs” shall have the meaning set forth in Section 4.4(c)(i).

“2025 rTSR PSUs” shall have the meaning set forth in Section 4.4(c)(ii).

“2026 PSUs” shall have the meaning set forth in Section 4.4(a).

“Accrued Incentive Amount” shall have the meaning set forth in Section 5.1.

“Acquired Rights Directive” shall have the meaning set forth in the definition “Transfer Regulations.”

“ADI SpinCo” shall have the meaning set forth in the Preamble.

“ADI SpinCo 2026 Stock Plan” shall mean the ADI SpinCo 2026 Stock Incentive Plan, as may be amended or amended and restated from time to time.

“ADI SpinCo 401(k) Plan” shall have the meaning set forth in Section 3.2(a).

“ADI SpinCo Benefit Plan” shall mean any Benefit Plan sponsored, maintained or contributed to exclusively by any member of the ADI Group.

“ADI SpinCo Board” shall mean the Board of Directors of ADI SpinCo.

“ADI SpinCo Cafeteria Plan” shall have the meaning set forth in Section 3.1(c).

“ADI SpinCo Conversion Ratio” shall mean the quotient obtained by dividing (a) the Post-Distribution ADI SpinCo Stock Value, by (b) the Resideo Pre-Spin Stock Value.

“ADI SpinCo Director DSU Award” shall mean an award of deferred stock units relating to shares of ADI SpinCo Common Stock as described in Section 4.5.

“ADI SpinCo Employee” shall mean (a) each individual employed by a member of the ADI Group as of the Effective Time and (b) each Delayed Transfer ADI SpinCo Employee, in each case regardless of whether any such employee is actively at work or is not actively at work as a result of disability or illness, an approved leave of absence (including military leave with reemployment rights under federal Law and leave under the Family and Medical Leave Act of 1993), vacation, personal day or similar short- or long-term absence.

“ADI SpinCo Independent Contractor” shall mean, as of immediately prior to the Effective Time, each individual who is engaged as an independent contractor or consultant by ADI SpinCo or any member of the ADI Group.

“ADI SpinCo Non-Employee Director” shall mean a member of the ADI SpinCo Board (including any ADI SpinCo Transferred Non-Employee Director) who is not an ADI SpinCo Employee.

“ADI SpinCo Post-Spin Award” shall have the meaning set forth in Section 4.4(a).

“ADI SpinCo Time-Based Restricted Stock Unit” shall have the meaning set forth in Section 4.2.

“ADI SpinCo Transferred Non-Employee Director” shall mean each ADI SpinCo Non-Employee Director immediately after the Effective Time, who served on the Resideo Board immediately prior to the Effective Time.

“ADI SpinCo Unvested Deferred RSU Award” shall have the meaning set forth in Section 4.3.

“ADI SpinCo Welfare Plan Effective Date” shall have the meaning set forth in Section 3.1(a).

“ADI SpinCo Welfare Plans” shall mean any Welfare Plan maintained by ADI SpinCo or any member of the ADI Group.

“Agreement” shall have the meaning set forth in the Preamble.

“ARP Act” shall have the meaning set forth in Section 5.7(b).

“Automatic Transfer Employees” shall mean any ADI SpinCo Employee, where local employment Laws, including the Transfer Regulations, provide for an automatic transfer of such employees to a member of the ADI Group by operation of Law upon the transfer or demerger of a business and/or activities (or part thereof) as a going concern and such transfer or demerger occurs as a result of the transactions contemplated by the Separation Agreement.

“Benefit Plan” shall mean, with respect to an entity, each compensation or employee benefit plan, program, policy, agreement or other arrangement, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including any benefit plan, program, policy, agreement or arrangement providing cash- or equity-based compensation or incentives, health, medical, dental, vision, disability, accident or life insurance benefits or vacation, paid or unpaid leave, severance, retention, change in control, termination, deferred compensation, individual employment or consulting, retirement, pension or savings benefits, supplemental income, retiree benefit or other fringe benefit (whether or not taxable), or employee loans that are sponsored or maintained by such entity (or to which such entity contributes or is required to contribute or in which it participates), and excluding workers’ compensation plans, policies, programs and arrangements.

“CARES Act” shall have the meaning set forth in Section 5.7(b).

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” shall mean each agreement with the collective bargaining representative, employee representative, trade union, labor or management organization, group of employees, or works council or similar representative body of ADI SpinCo Employees, including any national, industry or sector-specific collective agreement which is applicable to ADI SpinCo Employees, ADI SpinCo Independent Contractors, Former ADI SpinCo Service Providers, or Other Service Providers in respect of the ADI Business or ADI Former Business, and all modifications of, or amendments to, such agreement and any rules, procedures, awards or decisions of competent jurisdiction interpreting or applying such agreement.

“Delayed Transfer ADI SpinCo Employee” shall mean each individual employed by Resideo or a member of the Resideo Group as of the Effective Time (a) whom Resideo determines in its sole discretion is either (i) exclusively or primarily engaged in the ADI Business, or (ii) necessary for the ongoing operation of the ADI Business on and following the Effective Time, and (b) whose employment is determined by Resideo to not be eligible to be transferred to a member of the ADI Group at or prior to the Effective Time as a result of (i) requirements under applicable Law, (ii) participation in a disability plan or similar arrangement that is a Resideo Benefit Plan, or (iii) a delay in setting up ADI Business operations in a particular jurisdiction sufficient to employ such individual.

“Delayed Transfer Date” shall mean the date on which it is determined by Resideo that either (a) a Delayed Transfer ADI SpinCo Employee or Delayed Transfer Resideo Employee is permitted to transfer from the Resideo Group to the ADI Group or from the ADI Group to the Resideo Group, respectively, in accordance with applicable Law, or (b) the necessary business operations are set up in the relevant jurisdiction to enable employment of the ADI SpinCo Employee or Resideo Employee by the ADI Group or Resideo Group, as applicable.

“Delayed Transfer Resideo Employee” shall mean each individual employed by ADI SpinCo or a member of the ADI Group as of the Effective Time (a) whom Resideo determines in its sole discretion is either (i) exclusively or primarily engaged in the Resideo Retained Business, or (ii) necessary for the ongoing operation of the Resideo Retained Business on and following the Effective Time, and (b) whose employment is determined by Resideo to not be eligible to be transferred from a member of the ADI Group to a member of the Resideo Group at or prior to the Effective Time as a result of (i) requirements under applicable Law or (ii) a delay in setting up Resideo Retained Business operations in a particular jurisdiction sufficient to employ such Resideo Employee.

“Distribution” shall have the meaning set forth in the recitals hereto.

“Distribution Ratio” shall mean the quotient of the total number of shares of ADI SpinCo Common Stock divided by the total number of shares of Resideo Common Stock, in each case, outstanding as of the Effective Time.

“Earned 2024 PSUs” shall have the meaning set forth in Section 4.4(b).

“Earned 2025 ROIC PSUs” shall have the meaning set forth in Section 4.4(c)(i).

“Earned 2025 rTSR PSUs” shall have the meaning set forth in Section 4.4(c)(ii).

“Employee Representative” shall mean any works council, including national trade union, employee representative, trade union, labor or management organization, group of employees or similar representative body.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Former ADI SpinCo Service Provider” shall mean:

(a) each individual (i) whose employment or service with Resideo or any of its Subsidiaries or Affiliates terminated for any reason prior to the Effective Time, and (ii) (A) who was employed or engaged by ADI SpinCo or a member of the ADI Group immediately prior to such termination, or (B) whom Resideo determines was exclusively or primarily engaged in the ADI Business as of immediately prior to such termination; or

(b) any former employee, independent contractor or consultant of Resideo or any of its Subsidiaries or Affiliates who was exclusively or primarily engaged in an ADI Former Business (i) at the time either (A) such business was sold, conveyed, assigned, transferred, spun-off, split-off or otherwise disposed of or divested (in whole or in part) to a Person that is not a member of the ADI Group, or the Resideo Group, or (B) the operations, activities or production of which were discontinued, abandoned, completed or otherwise terminated (in whole or in part), or (ii) at any other time, but in such case only to the extent relating to his or her service with such ADI Former Business.

“FSA” shall have the meaning set forth in Section 3.1(c).

“Individual Agreement” shall mean any Benefit Plan that is (a) an employment contract, (b) a retention, severance or change in control agreement, or (c) any other agreement containing restrictive covenants (including confidentiality, noncompetition, non-solicitation or similar provisions) between a member of the Resideo Group and an ADI SpinCo Employee or any Former ADI SpinCo Service Provider, as in effect immediately prior to the Effective Time.

“IRS” shall mean the United States Internal Revenue Service or any successor thereto, including, but not limited to, its agents, representatives, and attorneys.

“Key Role” shall have the meaning set forth in Section 5.11(a).

“Non-Assignable Individual Agreement” shall have the meaning set forth in Section 2.9(a).

“Non-Automatic Transfer Employees” shall mean any ADI SpinCo Employee who is not an Automatic Transfer Employee.

“Non-U.S. Plans” shall have the meaning set forth in Section 3.5.

“NYSE” shall mean the New York Stock Exchange.

“Other Service Provider” shall mean each individual who (a) (i) is or was engaged as an independent contractor or consultant by Resideo or any of its Subsidiaries or Affiliates, or (ii) is a current or former employee of Resideo or any of its Subsidiaries or Affiliates, and (b) is not a Resideo Employee, an ADI SpinCo Employee, an ADI SpinCo Independent Contractor, or a Former ADI SpinCo Service Provider.

“Party” and “Parties” shall have the meanings set forth in the Preamble.

“Post-Distribution ADI SpinCo Stock Value” shall mean the average of the volume weighted average per share price (as determined by Bloomberg Finance L.P.) of ADI SpinCo Common Stock trading on the NYSE on each of the first two trading days following the Distribution Date.

“Post-Distribution Incentives” shall have the meaning set forth in Section 5.1.

“Post-Distribution Resideo Stock Value” shall mean the average of the volume weighted average per share price (as determined by Bloomberg Finance L.P.) of Resideo Common Stock trading on the NYSE on each of the first two trading days following the Distribution Date.

“Resideo” shall have the meaning set forth in the Preamble.

“Resideo 2018 Stock Plan” shall mean the Amended and Restated 2018 Stock Incentive Plan of Resideo Technologies, Inc. and its Affiliates, as may be amended or amended and restated from time to time.

“Resideo 401(k) Plan” shall mean the Resideo Technologies, Inc. 401(k) Plan, as may be amended or amended and restated from time to time.

“Resideo Adjustment Ratio” shall mean the quotient obtained by dividing (a) the Post-Distribution Resideo Stock Value, by (b) the Resideo Pre-Spin Stock Value.

“Resideo Benefit Plan” shall mean any Benefit Plan sponsored, maintained or contributed to by any member of the Resideo Group.

“Resideo Board” shall have the meaning set forth in the Recitals.

“Resideo CHCMC” shall mean the Compensation and Human Capital Management Committee of the Resideo Board.

“Resideo Deferred Compensation Plans” shall mean, collectively, (a) the Resideo Technologies Supplemental Savings Plan, including the Deferred Incentive Compensation Program and the Supplemental Savings Program components thereunder, and (b) the Resideo Supplemental Executive Retirement Plan, as each may be amended or amended and restated from time to time.

“Resideo Director Deferred Compensation Plan” shall mean the Resideo Deferred Compensation Plan for Non-Employee Directors, as may be amended or amended and restated from time to time.

“Resideo Director DSU Award” shall mean, collectively, an award of (a) vested deferred stock units under the Resideo Director Stock Plan relating to shares of Resideo Common Stock, granted in connection with an election made under the Resideo Director Deferred Compensation Plan to defer all or a portion of the Non-Employee Director’s annual cash fee and (b) restricted stock units under the Resideo Director Stock Plan relating to shares of Resideo Common Stock that, pursuant to an election made in accordance with the Resideo Director Stock Plan, is subject to deferred settlement, and that has vested as of the Effective Time.

“Resideo Director Stock Plan” shall mean the 2018 Stock Plan for Non-Employee Directors of Resideo Technologies, Inc., as may be amended or amended and restated from time to time.

“Resideo Director Unvested Deferred RSU Award” shall mean an award of restricted stock units under the Resideo Director Stock Plan relating to shares of Resideo Common Stock that is unvested as of immediately prior to the Effective Time and that, pursuant to an election made in accordance with the Resideo Director Stock Plan, is subject to deferred settlement.

“Resideo Employee” shall mean (a) each individual employed by Resideo or a member of the Resideo Group as of the Effective Time who is not a Delayed Transfer ADI SpinCo Employee, and (b) each Delayed Transfer Resideo Employee, in each case regardless of whether any such employee is actively at work or is not actively at work as a result of disability or illness, an approved leave of absence (including military leave with reemployment rights under federal Law and leave under the Family and Medical Leave Act of 1993), vacation, personal day or similar short- or long-term absence.

“Resideo Employee DSU Award” shall mean restricted stock units under the Resideo 2018 Stock Plan relating to shares of Resideo Common Stock that, pursuant to an election made in accordance with the Resideo 2018 Stock Plan, is subject to deferred settlement, and that has vested as of the Effective Time.

“Resideo Equity Awards” shall mean each outstanding Resideo Option, Resideo Director Unvested Deferred RSU Award, Resideo Director DSU Award, Resideo Employee DSU Award, Resideo Time-Based Restricted Stock Unit and Resideo Performance Stock Unit.

“Resideo Equity Plans” shall mean the Resideo 2018 Stock Plan, the Resideo Director Stock Plan, and any other stock option, stock incentive compensation plan or arrangement, including equity award agreements, that is a Resideo Benefit Plan, as in effect as of the time relevant to the applicable provision of this Agreement.

“Resideo Investment Committee” shall mean the Resideo Technologies, Inc. Retirement Investment Committee.

“Resideo Non-Employee Director” shall mean a member of the Resideo Board who is not a Resideo Employee.

“Resideo Option” shall mean an option to purchase shares of Resideo Common Stock granted pursuant to the Resideo 2018 Stock Plan.

“Resideo Pension Plan” shall mean the Resideo Technologies, Inc. Pension Plan, as may be amended or amended and restated from time to time.

“Resideo Performance Stock Unit” shall mean an award granted by Resideo pursuant to a Resideo Equity Plan, that was denominated as a “Performance Stock Unit” under the terms of such plan and the related award agreement.

“Resideo Pre-Spin Stock Value” shall mean the closing price per share of Resideo Common Stock trading on the NYSE on the final trading day immediately prior to the Distribution Date.

“Resideo Time-Based Restricted Stock Unit” shall mean an award granted by Resideo pursuant to a Resideo Equity Plan, as amended and restated, that was denominated as a “Restricted Stock Unit” under the terms of such plan and the related award agreement and as of the Distribution Date vests (a) solely based on the continued employment or service of the recipient, or (b) based on a combination of continued employment or service of the recipient and the achievement of applicable performance targets over a one-year performance period.

“Resideo Welfare Plans” shall mean any Welfare Plan maintained by Resideo or any member of the Resideo Group.

“ROIC” shall have the meaning set forth in Section 4.4(c)(i).

“rTSR” shall have the meaning set forth in Section 4.4(c)(i).

“Separation Agreement” shall have the meaning set forth in the Recitals.

“Transfer Regulations” shall mean (a) all Laws of any EU Member State implementing the EU Council Directive 2001/23/EC of 12 March 2001 on the approximation of the Laws of the Member States relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of undertakings or businesses (the “Acquired Rights Directive”) and legislation and regulations of any EU Member State implementing such Acquired Rights Directive, and (b) any similar Laws in any jurisdiction providing for an automatic transfer, by operation of Law, of employment in the event of a transfer of business.

“Transferred Account Balances” shall have the meaning set forth in Section 3.1(c).

“Welfare Plan” shall mean, where applicable, a “welfare plan” (as defined in Section 3(1) of ERISA and in 29 C.F.R. §2510.3-1) whether or not subject to ERISA or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including medical, prescription drug, dental, vision and mental health and substance use disorder), disability benefits, or life, accidental death and disability, pre-Tax premium conversion benefits, dependent care assistance programs, employee assistance programs, contribution funding toward a health savings account, flexible spending accounts, tuition reimbursement or adoption assistance programs or cashable credits.

Section 1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The word “or” shall have the inclusive meaning represented by the phrase “and/or.” Any reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement. Any reference to any Law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability. The words “written request” or “in writing” when used in this Agreement shall include email. Reference in this Agreement to any time shall be to New York City, New York time unless otherwise expressly provided herein. Unless the context requires otherwise, references in this Agreement to “Resideo” shall also be deemed to refer to the applicable member of the Resideo Group, references to “ADI SpinCo” shall also be deemed to refer to the applicable member of the ADI Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Resideo or ADI SpinCo shall be deemed to require Resideo or ADI SpinCo, as the case may be, to cause the applicable members of the Resideo Group or the ADI Group, respectively, to take, or refrain from taking, any such action. Unless otherwise expressly provided herein, whenever a Party’s consent is required under this Agreement, such consent may be withheld, delayed or conditioned by such Party in its sole and absolute discretion, and whenever any action hereunder is at a Party’s discretion, such action shall be at such Party’s sole and absolute discretion. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.

ARTICLE II

GENERAL PRINCIPLES

Section 2.1 Nature of Liabilities. All Liabilities assumed or retained by a member of the Resideo Group under this Agreement shall be Resideo Retained Liabilities for purposes of the Separation Agreement. All Liabilities assumed or retained by a member of the ADI Group under this Agreement shall be ADI Liabilities for purposes of the Separation Agreement. Without prejudice or limitation to any of the indemnification or liability allocation provisions contained in this Agreement or the Separation Agreement, the Parties acknowledge and agree that, on the basis of all facts and circumstances as of the date hereof and through the Effective Time, ADI SpinCo shall, and is expected to, satisfy any Liability or other obligation (or portion thereof) it assumes or retains pursuant to this Agreement, whether or not Resideo has been legally relieved of such Liability or other obligation.

Section 2.2 Transfers of Employees and Independent Contractors Generally.

(a) Subject to the requirements of applicable Law, through and until immediately before the Effective Time, Resideo shall use its reasonable best efforts to (i) cause the employment of any ADI SpinCo Employee and the contract of services of any ADI SpinCo Independent Contractor to be transferred to a member of the ADI Group no later than the Effective Time, and (ii) cause the employment of any Resideo Employee who is employed by a member of the ADI Group and the contract of services between any independent contractor or consultant that does not qualify as an ADI SpinCo Independent Contractor and a member of the ADI Group to be transferred to a member of the Resideo Group no later than the Effective Time.

(b) Resideo shall use its reasonable best efforts to cause each Automatic Transfer Employee to be employed by a member of the ADI Group no later than the Effective Time in accordance with applicable Law, or as of the applicable Delayed Transfer Date, if applicable, and ADI SpinCo agrees to take all actions reasonably necessary to cause the ADI SpinCo Employees to be so employed. If an Automatic Transfer Employee objects to the transfer of employment to a member of the ADI Group as permitted under applicable Law and consequently does not become an employee of the ADI Group and is terminated by Resideo as a result, then ADI SpinCo shall reimburse Resideo in accordance with Section 2.3(c) for any severance or termination costs incurred by Resideo in connection with such termination of employment.

(c) ADI SpinCo shall make a qualifying offer of employment to each Non-Automatic Transfer Employee who is not already employed by a member of the ADI Group prior to the Effective Time to become employed by a member of the ADI Group effective as of no later than the Effective Time, or as of the applicable Delayed Transfer Date, if applicable; provided that (i) if ADI SpinCo fails to make such a qualifying offer of employment to a Non-Automatic Transfer Employee or (ii) such Non-Automatic Transfer Employee does not accept such qualifying offer of employment, and in each case such Non-Automatic Transfer Employee does not become employed by ADI SpinCo and is terminated by Resideo as a result, then ADI SpinCo shall reimburse Resideo in accordance with Section 2.3(c) for any severance or termination costs incurred by Resideo in connection with such termination of employment.

(d) The Resideo Group and ADI Group agree to execute, and to seek to have the applicable ADI SpinCo Employees execute, such documentation, if any, as may be necessary to reflect the transfer of employment described in this Section 2.2.

Section 2.3 Assumption and Retention of Liabilities Generally.

(a) Except as otherwise set forth in this Agreement, in connection with the Internal Reorganization and the Contribution, or, if applicable, from and after the Effective Time, Resideo shall, or shall cause one or more members of the Resideo Group to, accept, assume (or, as applicable, retain) and perform, discharge, fulfill and satisfy (i) all Liabilities under all Resideo Benefit Plans, whenever incurred (except as provided in Section 2.3(b)); (ii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all Resideo Employees, prospective employees of the Resideo Retained Business and all Other Service Providers and their respective dependents and beneficiaries (and any alternate payees in respect thereof), whenever incurred; and (iii) all other Liabilities or obligations expressly assigned to or assumed by a member of the Resideo Group under this Agreement.

(b) Except as otherwise set forth in this Agreement, in connection with the Internal Reorganization and the Contribution, or, if applicable, from and after the Effective Time, ADI SpinCo shall, or shall cause one or more members of the ADI Group to, accept, assume (or, as applicable, retain) and perform, discharge, fulfill and satisfy (i) all Liabilities under all ADI SpinCo Benefit Plans, whenever incurred; (ii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all ADI SpinCo Employees, prospective employees of the ADI Business, Former ADI SpinCo Service Providers and ADI SpinCo Independent Contractors and their respective dependents and beneficiaries (and any alternate payees in respect thereof), whenever incurred; and (iii) all other Liabilities or obligations expressly assigned to or assumed by a member of the ADI Group under this Agreement.

(c) Subject to the following sentence, the Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the cost of any obligations or Liabilities satisfied or assumed by the Party requesting reimbursement or its Affiliates that are, or that have been made pursuant to this Agreement, the responsibility of the other Party or any of its Affiliates. Notwithstanding anything to the contrary herein, any amount to be paid by ADI SpinCo in respect of an ADI Liability or other Liability or obligation of Resideo that is assumed by ADI SpinCo, or otherwise treated as a Liability or obligation of Resideo that is assumed by ADI SpinCo within the meaning of Section 357(d) of the Code, pursuant to this Agreement, in each case, as determined by Resideo in its sole discretion, shall be paid, at Resideo’s option and in its sole discretion, in the manner set forth in Section 9.11(b) of the Separation Agreement.

(d) Notwithstanding that a Delayed Transfer ADI SpinCo Employee or Delayed Transfer Resideo Employee shall not become employed by a member of the ADI Group or Resideo Group, respectively, until the Delayed Transfer Date applicable to such employee, (i) ADI SpinCo or Resideo shall be responsible for, and shall timely reimburse (for the avoidance of doubt, in accordance with Section 2.3(c)) the other for, all Liabilities incurred by Resideo or ADI SpinCo, respectively, with regard to each such Delayed Transfer ADI SpinCo Employee or Delayed Transfer Resideo Employee from the Effective Time to the Delayed Transfer Date applicable to such employee, and (ii) the Parties shall use their reasonable efforts to effect the provisions of this Agreement with respect to the compensation and benefits of such Delayed Transfer ADI SpinCo Employees and Delayed Transfer Resideo Employees following the Delayed Transfer Date applicable to such employee, it being understood that it may not be possible to replicate the effect of such provisions under such circumstances. As the context requires, with respect to Delayed Transfer ADI SpinCo Employees and Delayed Transfer Resideo Employees, references throughout this Agreement to the “Effective Time” or the “Distribution Date” shall be deemed to refer to the applicable Delayed Transfer Date.

(e) Notwithstanding any provision of this Agreement or the Separation Agreement to the contrary, ADI SpinCo shall, or shall cause one or more members of the ADI Group to, accept, assume (or, as applicable, retain) and perform, discharge, fulfill and satisfy all Liabilities that have been accepted, assumed or retained under this Agreement irrespective of whether accruals for such Liabilities have been transferred to ADI SpinCo or a member of the ADI Group or included on a combined balance sheet of the ADI Business or whether any such accruals are sufficient to cover such Liabilities.

(f) Except to the extent otherwise required by applicable Tax Law (as determined by Resideo in its sole discretion), each of Resideo and ADI SpinCo shall, and shall cause the members of its respective Group to, treat for all U.S. federal (and applicable state and local) income Tax purposes any Liabilities of Resideo that are Assumed or otherwise accepted or assumed by ADI SpinCo (whether such Liabilities are Assumed, accepted or assumed by ADI SpinCo directly or treated as Assumed, accepted or assumed by ADI SpinCo as a result of a transfer by Resideo to ADI SpinCo of equity interests in an entity treated as a “disregarded entity” for U.S. federal income Tax purposes) pursuant to this Agreement in accordance with Section 5.4(a) of the Tax Matters Agreement. For purposes of this Section 2.3(f), all references to Resideo and ADI SpinCo shall include a reference to any member of the Resideo Group and the ADI Group that is, for U.S. federal income Tax purposes, disregarded as separate from Resideo and ADI SpinCo, respectively.

Section 2.4 Participation in Benefit Plans. Except as provided in this Agreement or the Transition Services Agreement, effective no later than the Distribution Date, (a) ADI SpinCo and each member of the ADI Group, to the extent applicable, shall cease to be a participating company in any Resideo Benefit Plan, and (b) each ADI SpinCo Employee (and each of their respective dependents and beneficiaries) shall cease to participate in, be covered by, accrue benefits under, be eligible to contribute to or have any rights under any Resideo Benefit Plan (except to the extent of previously accrued obligations that remain a Liability of any member of the Resideo Group pursuant to this Agreement or as otherwise provided under ERISA). Effective as of the Distribution Date, ADI SpinCo shall, or shall cause one of the members of the ADI Group to, retain, pay, perform, fulfill and discharge all Liabilities arising out of or relating to all ADI SpinCo Benefit Plans.

Section 2.5 Service Recognition.

(a) Except as provided in Article IV of this Agreement or the Transition Services Agreement, from and after the Effective Time (or, if later, from and after the Delayed Transfer Date), service of ADI SpinCo Employees and Former ADI SpinCo Service Providers with any member of the ADI Group or any other employer, as applicable, other than any member of the Resideo Group following the Effective Time, shall not be taken into account for any purpose under any Resideo Benefit Plan.

(b) From and after the Effective Time, and in addition to any applicable obligations under the Transfer Regulations or other applicable Law, ADI SpinCo shall, and shall cause each member of the ADI Group to, give each ADI SpinCo Employee full credit for purposes of eligibility, vesting, and determination of level of benefits under any ADI SpinCo Benefit Plan for such ADI SpinCo Employee’s prior service with any member of the Resideo Group or ADI Group or any predecessor thereto, to the same extent such service was recognized by the relevant members of the Resideo Group or the applicable Resideo Benefit Plan prior to the later of the Effective Time (or if later, the Delayed Transfer Date) and the date such employee ceases participating in the applicable Resideo Benefit Plan in accordance with the Transition Services Agreement; provided that such service shall only be recognized to the extent such ADI SpinCo Employee becomes employed by the ADI Group as of the Distribution Date or the Delayed Transfer Date, as applicable; provided, further, that such service shall not be recognized to the extent that it would result in the duplication of benefits.

(c) Except to the extent prohibited by applicable Law, as soon as administratively practicable on or after the Distribution Date: (i) ADI SpinCo shall waive or cause to be waived all limitations as to preexisting conditions or waiting periods with respect to participation and coverage requirements applicable to each ADI SpinCo Employee (and each of their respective dependents and beneficiaries) under any ADI SpinCo Welfare Plan in which ADI SpinCo Employees participate (or are eligible to participate) to the same extent that such conditions and waiting periods were satisfied or waived under an analogous Resideo Welfare Plan, and (ii) ADI SpinCo shall provide or cause each ADI SpinCo Employee (and each of their respective dependents and beneficiaries) to be provided with credit for any co-payments, deductibles or other out-of-pocket amounts paid during the plan year in which the ADI SpinCo Employees (and each of their respective dependents and beneficiaries) become eligible to participate in the ADI SpinCo Welfare Plans in satisfying any applicable co-payments, deductibles or other out-of-pocket requirements under any such plans for such plan year.

Section 2.6 Collective Bargaining Agreements.

(a) All provisions contained in this Agreement providing for the treatment of compensation and benefits in connection with the Distribution shall apply equally to any employee who is covered by a Collective Bargaining Agreement, except to the extent that any such Collective Bargaining Agreement specifically provides for the compensation or benefits contemplated by such provision and, in each such case, such Collective Bargaining Agreement shall apply rather than the terms of this Agreement. Nothing in this Agreement is intended to alter the provisions of any Collective Bargaining Agreement or modify in any way the obligations of the Resideo Group or the ADI Group to any Employee Representative or any other Person as described in such agreement.

(b) As of the Effective Time, ADI SpinCo shall, and shall cause the members of the ADI Group as appropriate to, adopt and assume any Collective Bargaining Agreements covering any of the ADI SpinCo Employees immediately prior to the Effective Time, subject to any agreed upon changes required by the transition of such Collective Bargaining Agreements to ADI SpinCo or applicable Law, and recognize the Employee Representatives that are party to such Collective Bargaining Agreements; provided, that any compensation or benefits that were, prior to the Distribution, provided to ADI SpinCo Employees under any such Collective Bargaining Agreements through Resideo Benefit Plans shall, to the extent such compensation and benefits are still required to be provided under such Collective Bargaining Agreements on and after the Distribution, be provided as mutually agreed with such Employee Representative through the ADI SpinCo Benefit Plans as set forth in this Agreement.

Section 2.7 Information and Consultation. The Parties shall comply with all requirements and obligations to inform, consult or otherwise notify any ADI SpinCo or Resideo Employees or Employee Representatives in relation to the transactions contemplated by this Agreement and the Separation Agreement, whether required pursuant to any Collective Bargaining Agreement, the Transfer Regulations or other applicable Law.

Section 2.8 WARN. Notwithstanding anything set forth in this Agreement to the contrary, none of the transactions contemplated by or undertaken by this Agreement is intended to nor shall any transactions contemplated by or undertaken by this Agreement constitute or give rise to an “employment loss” or employment separation within the meaning of the federal Worker Adjustment and Retraining Notification (WARN) Act, or any other federal, state, or local law or legal requirement addressing mass employment separations.

Section 2.9 Individual Agreements.

(a) Assignment by Resideo. Resideo hereby assigns, or causes an applicable member of the Resideo Group to assign, to ADI SpinCo or an appropriate member of the ADI Group, all Individual Agreements, with such assignment effective no later than the Effective Time; provided, however, that, to the extent that assignment of any such Individual Agreement is not permitted by the terms of such agreement or by applicable Law, effective as no later than the Effective Time, each member of the ADI Group shall be considered to be a successor to each member of the Resideo Group for purposes of, and a third-party beneficiary with respect to, such Individual Agreement (“Non-Assignable Individual Agreement”), such that each member of the ADI Group shall enjoy all the rights and benefits of the applicable member of the Resideo Group under such agreement (including rights and benefits as a third-party beneficiary), and to the extent that no member of the ADI Group is recognized as a successor or third-party beneficiary to an Individual Agreement for which any member of the ADI Group seeks enforcement, then Resideo shall take such lawful and reasonable actions as reasonably requested by ADI to enforce or cooperate in the enforcement of a Non-Assignable Individual Agreement at the sole cost and expense of ADI; provided, further, that in no event shall Resideo be permitted to enforce any restrictive covenants contained in any Individual Agreement against an ADI SpinCo Employee for action taken in such individual’s capacity as an ADI SpinCo Employee.

(b) Assumption by ADI SpinCo. Effective no later than the Effective Time, ADI SpinCo hereby assumes and honors, or causes an appropriate member of the ADI Group to assume and honor, each Individual Agreement, including any rights, benefits, Liabilities and obligations thereunder of the applicable member of the Resideo Group. ADI SpinCo shall reimburse Resideo in accordance with Section 2.3(c) for any costs and Liabilities borne by any member of the Resideo Group under any Non-Assignable Individual Agreement.

(c) Further Actions. Solely to the extent required in order to cause the assignment and assumption of Individual Agreements as contemplated by this Section 2.9 to be effective, Resideo and ADI SpinCo shall, or shall cause a member of the Resideo Group or the ADI Group, as applicable, to take all actions reasonably necessary to effectuate such assignment and assumption.

Section 2.10 Payroll Services. Except as may otherwise be provided in accordance with the Transition Services Agreement, prior to, on and after the Distribution Date, the members of the ADI Group shall be solely responsible for providing payroll services to the ADI SpinCo Employees and Former ADI SpinCo Service Providers.

Section 2.11 No Change in Control. The Parties hereto agree that none of the transactions contemplated by the Separation Agreement constitute a “change in control,” “change of control” or similar term, as applicable, within the meaning of any Resideo Benefit Plan or ADI SpinCo Benefit Plan; provided, that, the transactions contemplated by the Separation Agreement shall constitute a “Divestiture” as such term is defined in the Resideo Technologies, Inc. Severance Plan for Designated Officers and any comparable ADI SpinCo severance plan. Accordingly, except as otherwise provided in this Agreement (including, without limitation, the proviso in the preceding sentence), no provision of this Agreement shall be construed to create any right, or accelerate vesting or entitlement, to any compensation or benefit whatsoever on the part of any ADI SpinCo Employee or Resideo Employee or other former, current or future employee of the Resideo Group or ADI Group under any Benefit Plan of the Resideo Group or ADI Group.

ARTICLE III

CERTAIN BENEFIT PLAN PROVISIONS

Section 3.1 Health and Welfare Benefit Plans.

(a) Effective as of the Distribution Date or such later date as agreed to between Resideo and ADI SpinCo in accordance with the Transition Services Agreement (such applicable date, the “ADI SpinCo Welfare Plan Effective Date”), (i) ADI SpinCo shall or shall cause a member of the ADI Group to have in effect ADI SpinCo Welfare Plans providing health and welfare benefits for the benefit of each ADI SpinCo Employee (and their dependents and beneficiaries) with terms that are substantially similar to those provided to the applicable ADI SpinCo Employee (and their dependents and beneficiaries) immediately prior to the ADI SpinCo Welfare Plan Effective Date; and (ii) each ADI SpinCo Employee (and their dependents and beneficiaries) shall cease active participation in the corresponding Resideo Welfare Plan. For purposes of this Section 3.1, the term “ADI SpinCo Employees” shall be deemed to include any Former ADI SpinCo Service Provider who was receiving welfare benefits in connection with the termination of his or her employment from a member of the Resideo Group or the ADI Group as of the applicable ADI SpinCo Welfare Plan Effective Date. Notwithstanding the foregoing, to the extent that Resideo determines that the aforementioned provision of welfare benefits by the ADI Group to a Former ADI SpinCo Service Provider is not feasible, such Former ADI SpinCo Service Provider may continue active participation in the corresponding Resideo Welfare Plan after the ADI SpinCo Welfare Plan Effective Date, and ADI SpinCo shall reimburse Resideo for any Liabilities associated with such Former ADI SpinCo Service Provider after the ADI SpinCo Welfare Plan Effective Date.

(b) (i) Resideo shall retain all Liabilities in accordance with the applicable Resideo Welfare Plan for all reimbursement claims (such as medical and dental claims) and for all non-reimbursement claims (such as life insurance claims), in each case, incurred by ADI SpinCo Employees and Former ADI SpinCo Service Providers (and each of their respective dependents and beneficiaries) under such Benefit Plans prior to the applicable ADI SpinCo Welfare Plan Effective Date, and (ii) the members of the ADI Group shall retain all Liabilities in accordance with the ADI SpinCo Welfare Plans for all reimbursement claims (such as medical and dental claims) and for all non-reimbursement claims (such as life insurance claims), in each case, incurred by ADI SpinCo Employees and Former ADI SpinCo Service Providers (and each of their respective dependents and beneficiaries) on or after the applicable ADI SpinCo Welfare Plan Effective Date; provided, that ADI SpinCo shall reimburse Resideo in accordance with the Transition Services Agreement for Liabilities incurred under clause (i) between the Distribution Date and the applicable ADI SpinCo Welfare Plan Effective Date. For purposes of this Section 3.1(b), a benefit claim shall be deemed to be incurred as follows: (i) health, dental, vision, employee assistance program and prescription drug benefits (including in respect of any hospital confinement), upon provision of such services, materials or supplies; and (ii) life, accidental death and dismemberment and business travel accident insurance benefits, upon the death, cessation of employment or other event giving rise to such benefits.

(c) Effective as of no later than the applicable ADI SpinCo Welfare Plan Effective Date, ADI SpinCo shall, or shall cause the members of the ADI Group to, establish a cafeteria plan that shall provide premium payment and health and dependent care flexible spending account (“FSA”) benefits to ADI SpinCo Employees on and after the ADI SpinCo Welfare Plan Effective Date (collectively, the “ADI SpinCo Cafeteria Plan”). The Parties shall use commercially reasonable efforts to ensure that (i) the elections made by each ADI SpinCo Employee with respect to Resideo Welfare Plans (including FSAs) under a Resideo cafeteria plan will, in the absence of an affirmative special mid-year election (which, for clarity, the Distribution shall not constitute an event permitting a mid-year election change under the ADI SpinCo Cafeteria Plan), transfer to the ADI SpinCo Cafeteria Plan with respect to corresponding ADI SpinCo Welfare Plans (including FSAs), and (ii) any FSA balances of ADI SpinCo Employees (whether positive or negative) (the “Transferred Account Balances”) under a Resideo cafeteria plan are transferred as soon as practicable after the applicable ADI SpinCo Welfare Plan Effective Date, from the Resideo FSAs to the ADI SpinCo FSAs. The FSA components of the ADI SpinCo Cafeteria Plan shall assume responsibility as of the applicable ADI SpinCo Welfare Plan Effective Date for all outstanding health or dependent care claims under the corresponding Resideo FSAs of each ADI SpinCo Employee as of the first day of the year in which the applicable ADI SpinCo Welfare Plan Effective Date occurs and ADI SpinCo shall assume and agree to perform, discharge, fulfill and satisfy the obligations of the corresponding Resideo FSAs from and after the ADI SpinCo Welfare Plan Effective Date (including, without limitation, the obligation to provide reimbursement for eligible claims incurred prior to the ADI SpinCo Welfare Plan Effective Date). Subject to Section 2.3(c), as soon as practicable after the applicable ADI SpinCo Welfare Plan Effective Date, and in any event within thirty (30) days after the amount of the Transferred Account Balances is determined or such later date as mutually agreed upon by the Parties, Resideo shall pay ADI SpinCo the net aggregate amount of the Transferred Account Balances, if such amount is positive, and ADI SpinCo shall pay Resideo the net aggregate amount of the Transferred Account Balances, if such amount is negative. Without limiting the generality of Section 6.7, Resideo and ADI SpinCo shall use commercially reasonable efforts to cooperate in administering any Resideo FSAs and health savings accounts in connection with the Distribution in accordance with the terms of the applicable Resideo Benefit Plan, including by exchanging any necessary participant records and engaging recordkeepers, administrators, providers, insurers and other third parties.

Section 3.2 401(k) Plans.

(a) (i) Effective as of the Distribution Date, ADI SpinCo shall cause a member of the ADI Group to have in effect one or more defined contribution savings plans and related trusts that satisfy the requirements of Sections 401(a) and 401(k) of the Code in which each ADI SpinCo Employee who participated in the Resideo 401(k) Plan immediately prior thereto shall be eligible to participate (the “ADI SpinCo 401(k) Plan”), with terms that are substantially similar to those provided by the Resideo 401(k) Plan immediately prior to the Distribution Date, (ii) the participation of each ADI SpinCo Employee who is a participant in the Resideo 401(k) Plan shall automatically cease effective immediately prior to the Distribution Date (or if later, as of the individual’s Delayed Transfer Date), (iii) as soon as practicable after the ADI SpinCo 401(k) Plan becomes effective, Resideo shall cause the accounts (including any outstanding participant loan balances) in the Resideo 401(k) Plan attributable to ADI SpinCo Employees and all plan assets of the Resideo 401(k) Plan related thereto to be transferred in cash, or in-kind (as determined by the Resideo Investment Committee) to the ADI SpinCo 401(k) Plan, and subject to such transfer, the ADI SpinCo 401(k) Plan shall assume and be solely responsible for and shall perform, discharge, fulfill and satisfy all Liabilities for or relating to ADI SpinCo Employees under the Resideo 401(k) Plan and (iv) effective as of the Distribution Date, the ADI Group shall be responsible for all ongoing rights of or relating to ADI SpinCo Employees for future participation in the ADI SpinCo 401(k) Plan.

(b) Without limitation or duplication of Section 3.2(a)(i), each ADI SpinCo Employee who participates in the ADI SpinCo 401(k) Plan will be eligible to receive a matching contribution for the 2026 plan year under the ADI SpinCo 401(k) Plan, subject to terms and conditions that are similar to those applicable to matching contributions under the Resideo 401(k) Plan (including vesting schedule and condition to remain employed through the last payday of the 2026 plan year). Subject to applicable Law, the ADI SpinCo 401(k) Plan shall provide that the amount of each eligible ADI SpinCo Employee’s matching contribution under the ADI SpinCo 401(k) Plan for the 2026 plan year shall be at least equal to the same matching contribution to which such ADI SpinCo Employee would be entitled under the Resideo 401(k) Plan had such ADI SpinCo Employee remained employed with the Resideo Group through the last payday in 2026 (without regard to any requirement to remain employed with the Resideo Group through such date), taking into account for each such ADI SpinCo Employee both (x) eligible compensation paid and contributions made to the Resideo 401(k) Plan between January 1, 2026 and the Distribution Date, and (y) eligible compensation paid and contributions made to the ADI SpinCo 401(k) Plan between the Distribution Date and December 31, 2026. Notwithstanding any provision of this Agreement or the Separation Agreement to the contrary, the full cost attributable to the matching contributions under the ADI SpinCo 401(k) Plan described in this Section 3.2(b) shall be for the account of ADI SpinCo, and Resideo shall have no obligation to pay or reimburse ADI SpinCo for any portion of such cost.

(c) Other than with respect to ADI SpinCo Employees as provided in Section 3.2(a), Resideo shall retain all accounts and all Assets and Liabilities relating to the Resideo 401(k) Plan, including in respect of each Former ADI SpinCo Service Provider.

Section 3.3 U.S. Defined Benefit Pension Plans. Resideo shall retain sponsorship of the Resideo Pension Plan and all Assets and Liabilities arising out of or relating to the Resideo Pension Plan.

Section 3.4 Deferred Compensation Arrangements.

(a) Resideo shall retain all Liabilities under the Resideo Deferred Compensation Plans in respect of all benefits accrued thereunder for all participants and their respective beneficiaries, and shall retain all of the Assets related thereto (including any Assets relating to corporate-owned life insurance policies). Effective as of the Distribution Date, each ADI SpinCo Employee who is a participant in any of the Resideo Deferred Compensation Plans shall cease to have any additional compensation contributed or deferred thereunder. From and after the Distribution Date, ADI SpinCo shall or shall cause a member of the ADI Group to provide notice to Resideo within five (5) days following the date on which any ADI SpinCo Employee with an accrued benefit under any of the Resideo Deferred Compensation Plans incurs a “separation from service” (as such term is defined in Section 409A of the Code) from the ADI Group. Resideo shall have the sole responsibility for the administration of the Resideo Deferred Compensation Plans and the payment of benefits thereunder to Resideo Employees, ADI SpinCo Employees, Former ADI SpinCo Service Providers or Other Service Providers, and no member of the ADI Group shall have any Liability or responsibility therefor (other than with respect to the obligation to provide notice in accordance with the preceding sentence).

(b) Resideo shall retain all Liabilities in respect of the Resideo Employee DSU Awards. Each Resideo Employee DSU Award that is outstanding immediately prior to the Effective Time shall be adjusted in accordance with the resolutions adopted by the Resideo CHCMC in connection with the Distribution and shall continue to be denominated in shares of Resideo Common Stock and be subject to the same terms and conditions (including settlement terms) after the Effective Time as were applicable to such Resideo Employee DSU Award prior to the Effective Time. From and after the Distribution Date, ADI SpinCo shall or shall cause a member of the ADI Group to provide notice to Resideo within five (5) days following the date on which any ADI SpinCo Employee who holds a Resideo Employee DSU Award incurs a “separation from service” (as such term is defined in Section 409A of the Code) from the ADI Group. From and after the Effective Time, Resideo shall have the sole responsibility for the administration of the Resideo Employee DSU Awards and the payment of benefits thereunder with respect to, and no member of the ADI Group shall have any Liability or responsibility therefor (other than with respect to the obligation to provide notice in accordance with the preceding sentence).

(c) Except as otherwise provided in Section 4.5, Resideo shall retain all Liabilities under the Resideo Director Deferred Compensation Plan in respect of all benefits accrued thereunder for all participants and their respective beneficiaries, and shall retain all of the Assets related thereto (including any Assets relating to corporate-owned life insurance policies). Effective as of the Distribution Date, ADI SpinCo shall or shall cause a member of the ADI Group to have in effect a nonqualified deferred compensation plan for the benefit of each ADI SpinCo Non-Employee Director with terms that are substantially similar to those provided in the Resideo Director Deferred Compensation Plan. Each Resideo Director DSU Award subject to the Resideo Director Deferred Compensation Plan that is outstanding immediately prior to the Effective Time shall be converted, as of the Effective Time, into a Resideo Director DSU Award and ADI SpinCo Director DSU Award in accordance with and otherwise subject to the terms and conditions set forth in Section 4.5.

(d) For the avoidance of doubt, the transactions contemplated by the Separation Agreement shall not in and of itself result in a separation of service triggering the payment of benefits under any of the Resideo Deferred Compensation Plans, the Resideo Director Deferred Compensation Plan (including the settlement of Resideo Director DSU Awards (or ADI SpinCo Director DSU Awards converted therefrom)) or the Resideo Employee DSU Awards.

Section 3.5 Non-U.S. Plans. Notwithstanding any provision of this Agreement to the contrary, other than as set forth in this Section 3.5, the treatment of each Resideo Benefit Plan and ADI SpinCo Benefit Plan that is maintained primarily in respect of individuals who are located outside of the United States (together, the “Non-U.S. Plans”) shall be subject to the terms and conditions set forth in the applicable Conveyancing and Assumption Instrument; provided that if the treatment of any such Non-U.S. Plan is not specifically covered by such Conveyancing and Assumption Instrument, then unless otherwise agreed upon by the Parties, (a) ADI SpinCo shall assume and fully perform, pay, discharge, and satisfy all obligations of the Non-U.S. Plans relating to ADI SpinCo Employees, ADI SpinCo Independent Contractors and Former ADI SpinCo Service Providers, whenever incurred, (b) Resideo shall assume and fully perform, pay, discharge, and satisfy all obligations of the Non-U.S. Plans relating to Resideo Employees and Other Service Providers, whenever incurred, and (c) Resideo shall determine in its sole discretion the extent to which any Assets held in respect of such Non-U.S. Plans shall be transferred to ADI SpinCo.

Section 3.6 Chargeback of Certain Costs. Nothing contained in this Agreement shall limit Resideo’s ability to charge back any Liabilities that it incurs in respect of any Resideo Benefit Plan to any of its operating companies in the ordinary course of business consistent with its past practices.

ARTICLE IV

EQUITY INCENTIVE AWARDS

Section 4.1 Treatment of Resideo Stock Options. Each Resideo Option that is outstanding immediately prior to the Effective Time, whether held by a current or former Resideo Employee or Other Service Provider or a current ADI SpinCo Employee or Former ADI SpinCo Service Provider or Other Service Provider, shall generally remain subject to the same terms and conditions applicable to such Resideo Option (including the term, exercisability and vesting schedule, if any), immediately prior to the Effective Time; provided, however, that from and after the Effective Time:

(a) the number of shares of Resideo Common Stock subject to such Resideo Option shall be equal to the quotient, rounded down to the nearest whole share, of (i) the number of shares of Resideo Common Stock subject to such Resideo Option immediately prior to the Effective Time divided by (ii) the Resideo Adjustment Ratio; and

(b) the per share exercise price of such Resideo Option shall be equal to the product, rounded up to the nearest cent, of (i) the per share exercise price of such Resideo Option immediately prior to the Effective Time, times (ii) the Resideo Adjustment Ratio.

(c) Notwithstanding anything to the contrary in this Section 4.1, the exercise price, the number of shares of Resideo Common Stock subject to each Resideo Option following the Effective Time, and the terms and conditions of exercise of each such Resideo Option shall be determined in a manner that is not inconsistent with the requirements of Section 409A of the Code and in all events subject to Section 4.7(a). In addition, the Distribution shall not in and of itself result in a separation of service of any ADI SpinCo Employee, triggering the commencement of the post-termination exercise period of a Resideo Option, which will instead commence upon a termination of employment from the ADI Group.

Section 4.2 Treatment of Unvested Resideo Time-Based Restricted Stock Units. Each Resideo Time-Based Restricted Stock Unit that is outstanding and unvested immediately prior to the Effective Time and that is held by an ADI SpinCo Employee or an ADI SpinCo Transferred Non-Employee Director shall be converted into an award of unvested restricted stock units of ADI SpinCo and shall, except as otherwise provided in this Section 4.2, be subject to the same terms and conditions (including vesting schedule) after the Effective Time as were applicable to such Resideo Time-Based Restricted Stock Unit prior to the Effective Time (each, an “ADI SpinCo Time-Based Restricted Stock Unit”). After the Effective Time, the number of shares of ADI SpinCo Common Stock underlying each ADI SpinCo Time-Based Restricted Stock Unit shall be equal to (i) the number of shares of Resideo Common Stock that were issuable upon the vesting of such Resideo Time-Based Restricted Stock Units immediately prior to the Effective Time divided by (ii) the ADI SpinCo Conversion Ratio, with each discrete grant rounded up to the nearest whole share, subject to Section 4.7(a). Notwithstanding anything to the contrary contained herein, following the Effective Time, the ADI SpinCo Time-Based Restricted Stock Unit will remain subject to the same vesting conditions as in effect prior to the Distribution, except that the relevant service for the purposes of fulfilling such vesting conditions will be service to the ADI Group immediately following the Distribution.

Section 4.3 Treatment of Resideo Director Unvested Deferred RSU Awards. Each Resideo Director Unvested Deferred RSU Award that is outstanding immediately prior to the Effective Time and that is held by an ADI SpinCo Transferred Non-Employee Director shall be converted into an award of deferred unvested restricted stock units of ADI SpinCo and shall, except as otherwise provided in this Section 4.3, be subject to the same terms and conditions (including vesting schedule, deferral schedule and permissible payment events) after the Effective Time as were applicable to such Resideo Director Unvested Deferred RSU Award prior to the Effective Time (each, an “ADI SpinCo Unvested Deferred RSU Award”). After the Effective Time, the number of shares of ADI SpinCo Common Stock underlying each ADI SpinCo Unvested Deferred RSU Award shall be equal to (i) the number of shares of Resideo Common Stock that were issuable upon the vesting of such Resideo Director Unvested Deferred RSU Award immediately prior to the Effective Time divided by (ii) the ADI SpinCo Conversion Ratio, with each discrete grant rounded up to the nearest whole share, subject to Section 4.7(a). Notwithstanding anything to the contrary contained herein, following the Effective Time, the ADI SpinCo Unvested Deferred RSU Awards will remain subject to the same vesting conditions and payment timing rules as in effect prior to the Distribution, except that (x) the relevant service for the purposes of fulfilling such vesting conditions will be service to the ADI Group immediately following the Distribution, and (y) the relevant service recipient for the purposes of determining whether an ADI SpinCo Transferred Non-Employee Director with an ADI SpinCo Unvested Deferred RSU Award incurs a “separation from service” (as such term is defined in Section 409A of the Code) shall be the ADI Group.

Section 4.4 Treatment of Unvested Resideo Performance Stock Units.

(a) Each Resideo Performance Stock Unit that is outstanding and unvested immediately prior to the Effective Time and that is held by an ADI SpinCo Employee shall automatically be converted into an award of unvested time-based and/or performance-based restricted stock units of ADI SpinCo (each, an “ADI SpinCo Post-Spin Award”) after the Effective Time in accordance with the terms and conditions set forth in this Section 4.4. For purposes of this Section 4.4, any Resideo Performance Stock Units that are outstanding and unvested immediately prior to the Effective Time and held by an ADI SpinCo Employee (i) that were granted in 2024 are hereinafter referred to as the “2024 PSUs”; (ii) that were granted in 2025 are hereinafter referred to as the “2025 PSUs”; and (iii) that were granted in 2026 are hereinafter referred to as the “2026 PSUs.”

(b) With respect to each 2024 PSU, the number of Resideo Performance Stock Units deemed earned in accordance with this Section 4.4(b) shall be determined based on actual performance against the applicable performance goals measured as of June 30, 2026, as determined by the Resideo CHCMC (the “Earned 2024 PSUs”). Each Earned 2024 PSU will be converted into an ADI SpinCo Post-Spin Award that will no longer be subject to any performance-based vesting conditions but will remain subject to the same time-vesting conditions as in effect prior to the Distribution, except that the relevant service for the purposes of fulfilling such vesting conditions (if any) will be service to the ADI Group immediately following the Distribution. Following the Effective Time, the number of shares of ADI SpinCo Common Stock underlying each ADI SpinCo Post-Spin Award converted in accordance with this Section 4.4(b) shall be equal to (i) the number of Earned 2024 PSUs divided by (ii) the ADI SpinCo Conversion Ratio, with each discrete grant rounded up to the nearest whole share, subject to Section 4.7(a).

(c) With respect to each 2025 PSU, the number of shares of ADI SpinCo Common Stock underlying each ADI SpinCo Post-Spin Award shall be determined based on a split performance period, with performance measured separately for the period prior to the date specified in this Section 4.4(c) and the period thereafter, as follows:

i. For the portion of the 2025 PSUs subject to a return on invested capital (“ROIC”) performance metric (the “2025 ROIC PSUs”), (x) fifty percent (50%) of the target number of units subject to the 2025 ROIC PSUs shall be measured based on actual performance against the applicable ROIC performance goals for the period from the beginning of the applicable performance period through December 31, 2025, as determined by the Resideo CHCMC (with the number of Resideo Performance Stock Units deemed earned under this Section 4.4(c)(i)(x), determined based on such actual performance (the “Earned 2025 ROIC PSUs”)), and thereafter subject to the time-based vesting conditions set forth in Section 4.4(c)(iii), and (y) the remaining fifty percent (50%) of the target number of units subject to the 2025 ROIC PSUs shall remain unearned and instead subject to performance-based vesting based on relative total shareholder return (“rTSR”) performance of ADI SpinCo Common Stock for a performance period and pursuant to performance goals established by the Resideo CHCMC. Following the Effective Time, the number of shares of ADI SpinCo Common Stock underlying each such ADI SpinCo Post-Spin Award converted from a 2025 ROIC PSU in accordance with this Section 4.4(c)(i) shall be equal to (i) the sum of (A) the number of the Earned 2025 ROIC PSUs and (B) fifty percent (50%) of the target number of units subject to the 2025 ROIC PSUs, divided by (ii) the ADI SpinCo Conversion Ratio, with each discrete grant rounded up to the nearest whole share, subject to Section 4.7(a).

ii. For the portion of the 2025 PSUs subject to an rTSR performance metric (the “2025 rTSR PSUs”), (x) fifty percent (50%) of the target number of units subject to the 2025 rTSR PSUs shall be measured based on actual performance against the applicable rTSR performance goals for the period from the beginning of the applicable performance period through June 30, 2026, as determined by the Resideo CHCMC (with the number of Resideo Performance Stock Units deemed earned under this Section 4.4(c)(ii)(x) determined based on such actual performance (the “Earned 2025 rTSR PSUs”), and thereafter subject to the time-based vesting conditions set forth in Section 4.4(c)(iii), and (y) the remaining fifty percent (50%) of the target number of units subject to the 2025 rTSR PSUs shall remain unearned and subject to vesting based on rTSR performance of ADI SpinCo Common Stock for a performance period and pursuant to performance goals established by the Resideo CHCMC. Following the Effective Time, the number of shares of ADI SpinCo Common Stock underlying each such ADI SpinCo Post-Spin Award converted from a 2025 rTSR PSU in accordance with this Section 4.4(c)(ii) shall be equal to (i) the sum of (A) the number of the Earned 2025 rTSR PSUs and (B) fifty percent (50%) of the target number of units subject to the 2025 ROIC PSUs divided by (ii) the ADI SpinCo Conversion Ratio, with each discrete grant rounded up to the nearest whole share, subject to Section 4.7(a).

iii. Following the Effective Time, each ADI SpinCo Post-Spin Award contemplated under this Section 4.4 (c) will, in addition to any performance vesting condition noted above, as applicable, remain subject to the same time-vesting conditions as in effect prior to the Distribution, except that the relevant service for the purposes of fulfilling such vesting conditions (if any) will be service to the ADI Group immediately following the Distribution.

(d) With respect to each 2026 PSU, the number of shares of ADI SpinCo Common Stock underlying each ADI SpinCo Post-Spin Award shall be equal to (i) one hundred percent (100%) of the target number of units subject to such 2026 PSU, which will be subject to time- and performance-based vesting criteria as determined by the Resideo CHCMC, divided by (ii) the ADI SpinCo Conversion Ratio, with each discrete grant rounded up to the nearest whole share, subject to Section 4.7(a). Each ADI SpinCo Post-Spin Award contemplated under this Section 4.4 (d) will be subject to the same time-vesting conditions as in effect prior to the Distribution, except that the relevant service for the purposes of fulfilling the time-based vesting conditions will be service to the ADI Group immediately following the Distribution.

Section 4.5 Treatment of Resideo Director DSU Awards.

(a) Each Resideo Director DSU Award held by a member of the Resideo Board as of immediately prior to the Effective Time that is outstanding as of immediately prior to the Effective Time shall be converted into both a Resideo Director DSU Award and an ADI SpinCo Director DSU Award, in each case subject to the same terms and conditions applicable to such Resideo Director DSU Award immediately prior to the Effective Time; provided, however, that from and after the Effective Time:

i. the number of shares of Resideo Common Stock subject to the post-conversion Resideo Director DSU Award shall be equal to the same number of shares of Resideo Common Stock subject to such Resideo Director DSU Award immediately prior to the Effective Time; and

ii. the number of shares of ADI SpinCo Common Stock subject to the post-conversion ADI SpinCo Director DSU Award shall be equal to the product, rounded up to the nearest whole share, of (A) the number of shares of Resideo Common Stock subject to such Resideo Director DSU Award immediately prior to the Effective Time multiplied by (B) the Distribution Ratio.

(b) Following the Effective Time, the timing of settlement of the Resideo Director DSU Award shall be determined as follows:

i. Each Resideo Director DSU Award and ADI SpinCo Director DSU Award held by a current or former Resideo Non-Employee Director who does not serve on either the Resideo Board or the ADI SpinCo Board immediately following the Effective Time shall be settled upon or following the holder’s separation from service with the Resideo Board, at such dates and times as were applicable immediately before the Effective Time.

ii. Each Resideo Director DSU Award and ADI SpinCo Director DSU Award held by a Resideo Non-Employee Director who continues to serve on the Resideo Board immediately following the Effective Time (regardless of whether such individual also serves on the ADI SpinCo Board) shall be settled upon or following the holder’s separation from service with the Resideo Board, at such dates and times as were applicable immediately before the Effective Time.

iii. Each Resideo Director DSU Award and ADI SpinCo Director DSU Award held by an ADI SpinCo Transferred Non-Employee Director who does not serve on the Resideo Board immediately following the Effective Time shall be settled upon or following the holder’s separation from service from the ADI SpinCo Board, at such dates and times as were applicable immediately before the Effective Time.

(c) Resideo Director DSU Awards, as adjusted pursuant to this Section 4.5 and regardless of by whom held, shall be settled by Resideo pursuant to the terms of the applicable Resideo Equity Plan, and ADI SpinCo Director DSU Awards, regardless of by whom held, shall be settled by ADI SpinCo pursuant to the terms of the ADI SpinCo 2026 Stock Plan. From and after the Distribution Date, ADI SpinCo shall or shall cause a member of the ADI Group to provide notice to Resideo within five (5) days following the date on which any ADI SpinCo Transferred Non-Employee Director with a Resideo Director DSU Award incurs a “separation from service” (as such term is defined in Section 409A of the Code) from the ADI Group.

(d) For the avoidance of doubt, the Distribution shall not in and of itself result in a separation of service triggering the settlement of any Resideo Director DSU Award.

Section 4.6 ADI SpinCo Stock Plan. Prior to the Effective Time, (a) ADI SpinCo shall have established the ADI SpinCo 2026 Stock Plan for the benefit of eligible ADI SpinCo Employees, ADI SpinCo Non-Employee Directors and other service providers of ADI SpinCo, as well as Resideo Non-Employee Directors solely in respect of the conversion of the ADI SpinCo Director DSU Awards in accordance with and otherwise subject to the terms and conditions set forth in Section 4.5, which shall permit the grant and issuance of equity incentive awards denominated in ADI SpinCo Common Stock as described in this Article IV, and (b) Resideo, as the sole stockholder of ADI SpinCo, shall approve the ADI SpinCo 2026 Stock Plan. After the Effective Time, ADI SpinCo may make such changes, modifications or amendments to the ADI SpinCo 2026 Stock Plan, as may be required by applicable Law or as are necessary and appropriate to reflect the Distribution or to permit the implementation of the provisions of this Article IV.

Section 4.7 General Terms.

(a) All of the adjustments described in this Article IV shall be effected in accordance with Sections 424 and 409A of the Code, in each case to the extent applicable. Each equity incentive award held by an ADI SpinCo Employee that is outstanding as of immediately prior to the Effective Time and granted pursuant to the Resideo 2018 Stock Plan shall be treated as described in this Article IV; provided, however, that, prior to the Effective Time, the Resideo CHCMC may provide (i) for different treatment with respect to some or all of the awards held by ADI SpinCo Employees located outside of the United States to the extent that the Resideo CHCMC deems such treatment necessary or appropriate, including to avoid adverse Tax consequences to such ADI SpinCo Employees, and (ii) for the adjustment of any performance conditions. Any such adjustments made by the Resideo CHCMC pursuant to the foregoing sentence shall be deemed incorporated by reference herein as if fully set forth below and shall be binding on the Parties and their respective Affiliates.

(b) Resideo Equity Awards, other than those awards that are canceled or converted pursuant to this Article IV, shall remain subject to all terms and conditions of the applicable Resideo Equity Plans, including the adjustment provisions thereof, and shall be adjusted in accordance with the resolutions adopted by the Resideo CHCMC in connection with the Distribution.

(c) The Parties shall use their reasonable best efforts to maintain effective registration statements with the Securities and Exchange Commission with respect to the awards described in this Article IV, to the extent that any such registration statement is required by applicable Law.

(d) The Parties hereby acknowledge that the provisions of this Article IV are intended to achieve certain Tax, legal and accounting objectives, and, in the event that such objectives are not achieved, the Parties agree to negotiate in good faith regarding such other actions that may be necessary or appropriate to achieve such objectives.

(e) The provisions of this Article IV shall not apply unless the Distribution takes place.

ARTICLE V

ADDITIONAL MATTERS

Section 5.1 Cash Incentive Programs. Each Resideo cash incentive program applicable to ADI SpinCo Employees whose performance period is currently open will conclude as of July 3, 2026, and fifty percent (50%) of the 2026 target cash incentive will be measured based on actual performance as of such date and become payable by ADI SpinCo as set forth herein (the “Accrued Incentive Amount”). In addition, following the Effective Date, each applicable ADI SpinCo Employee who participated in a Resideo cash incentive program as of immediately prior to the Effective Date shall be eligible to receive a cash incentive bonus payment in respect of the remaining fifty percent (50%) of the 2026 target cash incentive in accordance with the terms and conditions, including performance metrics, established by the Compensation Committee of the ADI SpinCo Board for the period between the Effective Date and December 31, 2026 (the “Post-Distribution Incentives”). Notwithstanding any provision of this Agreement or the Separation Agreement to the contrary, (a) ADI SpinCo shall assume and perform, discharge, fulfill and satisfy all Liabilities and obligations in respect of the Accrued Incentive Amount and Post-Distribution Incentives in respect of ADI SpinCo Employees, which shall be paid in accordance with the terms (i) of the applicable Resideo cash incentive program in respect of the Accrued Incentive Amount, and (ii) established by the Compensation Committee of the ADI SpinCo Board in respect of the Post-Distribution Incentives; and (b) Resideo shall not transfer assets in respect of the Accrued Incentive Amount. In no event shall the aggregate incentive amounts paid to the applicable ADI SpinCo Employees in respect of the 2026 performance period be less than the Accrued Incentive Amount.

Section 5.2 Time-Off Benefits. Unless otherwise required in a Collective Bargaining Agreement, the Transfer Regulations or applicable Law, ADI SpinCo shall (a) credit each ADI SpinCo Employee with the amount of accrued but unused vacation time, paid time off and other time-off benefits as such ADI SpinCo Employee had with the Resideo Group as of immediately before the date on which the employment of the ADI SpinCo Employee transfers to ADI SpinCo, and (b) permit each such ADI SpinCo Employee to use such accrued but unused vacation time, paid time off and other time-off benefits in the same manner and upon the same terms and conditions as the ADI SpinCo Employee would have been so permitted under the terms and conditions of the applicable Resideo policies in effect for the year in which such transfer of employment occurs, up to and including full exhaustion of such transferred unused vacation time, paid time off and other time-off benefits (if such full exhaustion would be permitted under the applicable Resideo policies in effect for that year in which the transfer of employment occurs).

Section 5.3 Workers’ Compensation Liabilities. Effective no later than the Effective Time, ADI SpinCo shall assume all Liabilities for ADI SpinCo Employees, ADI SpinCo Independent Contractors and Former ADI SpinCo Service Providers related to any and all workers’ compensation injuries, incidents, conditions, claims or coverage, whenever incurred (including claims incurred prior to the Effective Time, but not reported until after the Effective Time), and ADI SpinCo shall be fully responsible for the administration, management and payment of all such claims and the performance, discharge, fulfillment and satisfaction of all such Liabilities, taking into account Section 8.1 of the Separation Agreement regarding insurance matters. Notwithstanding the foregoing, if ADI SpinCo is unable to assume any such Liability or the administration, management or payment of any such claim solely because of the operation of applicable Law, Resideo shall retain such Liabilities and ADI SpinCo shall reimburse and otherwise fully indemnify Resideo (for the avoidance of doubt, in accordance with Section 2.3(c)) for all such Liabilities, including the costs of administering the plans, programs or arrangements under which any such Liabilities have accrued or otherwise arisen (such that the Parties are in the same net economic position as they would have been in had such Liabilities been assumed by the applicable member of the applicable Group pursuant to this Agreement).

Section 5.4 COBRA Compliance in the United States. Effective as of the Distribution Date, ADI SpinCo shall assume and be responsible for administering compliance with the healthcare continuation requirements of COBRA, in accordance with the provisions of the ADI SpinCo Welfare Plans, with respect to ADI SpinCo Employees or Former ADI SpinCo Service Providers who incurred a COBRA-qualifying event under an ADI SpinCo Welfare Plan at any time on or after the Distribution Date and/or any COBRA qualifying event in connection with the transactions described in the Separation Agreement. ADI SpinCo shall also be responsible for administering compliance with the health care continuation requirements of COBRA, and the corresponding provisions of the ADI SpinCo Welfare Plans with respect to ADI SpinCo Employees and their covered dependents who incur a COBRA qualifying event or loss of coverage under the ADI SpinCo Welfare Plans at any time on or after the Distribution Date. ADI SpinCo shall also assume and be responsible for administering compliance with the health care continuation requirements of COBRA with respect to any former employees of Resideo or any of its subsidiaries who incurred a COBRA qualifying event under a Resideo Welfare Plan prior to the Distribution Date and who, at the time of their termination of employment, were employed by Resideo LLC, with such responsibility including administering any remaining COBRA continuation coverage obligations applicable to such individuals; provided, however, that the foregoing shall not apply, and ADI SpinCo shall not assume or be responsible for any such obligations, with respect to any employee whose termination of employment with Resideo LLC occurred prior to January 1, 2026 and who is not a Former ADI SpinCo Service Provider.

Section 5.5 Retention Bonuses. If requested in writing by Resideo, ADI SpinCo shall take all necessary actions (including withholding, paying and remitting Taxes, including payroll Taxes) to facilitate the payment of any retention bonuses on behalf of a member of the Resideo Group to any ADI SpinCo Employees that relate to the transactions contemplated by the Separation Agreement that become payable after the Distribution Date.

Section 5.6 Code Section 409A. Notwithstanding anything in this Agreement to the contrary, the Parties shall negotiate in good faith regarding the need for any treatment different from that otherwise provided herein with respect to the payment of compensation to ensure that the treatment of such compensation does not cause the imposition of a Tax under Section 409A of the Code. In no event, however, shall any Party be liable to another in respect of any Taxes imposed under, or any other costs or Liabilities relating to, Section 409A of the Code.

Section 5.7 Payroll Taxes and Reporting; CARES Act and ARP Act.

(a) The Parties shall, to the extent practicable, (i) treat ADI SpinCo or a member of the ADI Group as a “successor employer” and Resideo (or the appropriate member of the Resideo Group) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to ADI SpinCo Employees for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act, and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one IRS Form W-2 with respect to each ADI SpinCo Employee for the calendar year in which the Effective Time occurs.

(b) Effective as of the Effective Time (or, if later, the applicable Delayed Transfer Date), ADI SpinCo shall, or shall cause one or more members of the ADI Group to, assume and perform, discharge, fulfill and satisfy all Liabilities in respect of the payment of any employment taxes that have been delayed pursuant to Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and Section 9651 of the American Rescue Plan Act of 2021 (“ARP Act”) with respect to any ADI SpinCo Employee or Former ADI SpinCo Service Provider, and, if applicable, shall timely reimburse Resideo in accordance with Section 2.3(c) for any such amounts that are required to be paid by Resideo in accordance with applicable Law. Resideo shall retain the benefit of any Tax credit allowed pursuant to Section 2301 of the CARES Act and Section 9651 of the ARP Act with respect to any “qualified wages” (as defined in the CARES Act and the ARP Act, respectively) paid to any ADI SpinCo Employee or Former ADI SpinCo Service Provider after March 12, 2020 and prior to the Effective Time (or, if later, the applicable Delayed Transfer Date).

Section 5.8 Regulatory Filings. Subject to applicable Law and the Tax Matters Agreement, Resideo shall retain responsibility for all employee-related regulatory filings for reporting periods ending at or prior to the Effective Time, except for Equal Employment Opportunity Commission EEO-1 reports and affirmative action program (AAP) reports and responses to Office of Federal Contract Compliance Programs (OFCCP) submissions, for which Resideo shall provide data and information (to the extent permitted by applicable Laws) to ADI SpinCo, which shall be responsible for making such filings in respect of ADI SpinCo Employees.

Section 5.9 Disability.

(a) To the extent that any ADI SpinCo Employee is, as of the Distribution Date, receiving payments as part of any short-term disability program that is part of a Resideo Welfare Plan, such ADI SpinCo Employee’s rights to continued short-term disability benefits (i) will end under any Resideo Welfare Plan as of the Distribution Date; and (ii) all remaining rights will be recognized under an ADI SpinCo Welfare Plan as of the Distribution Date, and the remainder (if any) of such ADI SpinCo Employee’s short-term disability benefits will be paid by an ADI SpinCo Welfare Plan. In the event that any ADI SpinCo Employee described above shall have any dispute with the short-term disability benefits they are receiving under an ADI SpinCo Welfare Plan, any and all appeal rights of such employees shall be realized through the ADI SpinCo Welfare Plan (and any appeal rights such ADI SpinCo Employee may have under any Resideo Welfare Plan will be limited to benefits received and time periods occurring prior to the Distribution Date).

(b) As of the Distribution Date, (i) the Resideo Group shall retain all Liabilities for providing long-term disability benefits under a Resideo Welfare Plan with respect to any Resideo Employee, and (ii) the ADI Group shall assume and be solely responsible for all Liabilities for providing long-term disability benefits under an ADI SpinCo Welfare Plan with respect to (x) any ADI SpinCo Employee, and (y) any Former ADI SpinCo Service Provider. For the avoidance of doubt, to the extent that any employee’s long-term disability Liabilities are not expressly assigned to the ADI Group pursuant to clause (ii) of this Section 5.9(b), such Liabilities shall be retained by the Resideo Group.

(c) For this purpose, a disability claim shall be considered incurred on the date of the occurrence of the event or condition giving rise to disability. For the avoidance of doubt, if, as of the Distribution Date, an individual employed by either the Resideo Group or the ADI Group is receiving short-term disability benefits due to an event or condition that occurred prior to the Distribution Date, such individual shall remain an employee of the Resideo Group or ADI Group, as applicable, and, to the extent that such individual subsequently becomes entitled to long-term disability benefits, such long-term disability benefits shall be the responsibility of, and shall be provided under a Welfare Plan maintained by, the applicable Resideo Group or the ADI Group to which such individual is employed or is intended to be employed after any required transfers of employment following the Effective Time.

Section 5.10 Certain Requirements. Notwithstanding anything in this Agreement to the contrary, if the Transfer Regulations, the terms of a Collective Bargaining Agreement or applicable Law require that any assets or Liabilities be retained by the Resideo Group or transferred to or assumed by the ADI Group in a manner that is different from that set forth in this Agreement, such retention, transfer or assumption shall be made in accordance with the terms of such Collective Bargaining Agreement or applicable Law and shall not be made as otherwise set forth in this Agreement.

Section 5.11 No Hire of Employees.

(a) ADI SpinCo agrees that, for a period of eighteen (18) months following the Distribution Date, it shall not, and shall cause each other member of the ADI Group not to, without the prior written consent of Resideo, directly or indirectly, on its own behalf or in the service or on behalf of others, hire or attempt to hire, whether as an employee, consultant, independent contractor or otherwise, any (i) employee of the Resideo Group employed in an executive or senior management capacity (each of such roles, a “Key Role”) or (ii) former employee of the Resideo Group employed in a Key Role who was on the payroll of the Resideo Group within six (6) months of the date of such hiring or attempted hiring by ADI SpinCo or any other member of the ADI Group (other than in respect of an ADI SpinCo Employee); provided that ADI SpinCo and each other member of the ADI Group may hire any employee or former employee of the Resideo Group, including any employee or former employee of the Resideo Group employed in a Key Role, if such employee or former employee is hired more than six (6) months after the Distribution Date in response to a general solicitation for employment by use of advertisements in the media that are not specifically directed at employees of the Resideo Group.

(b) Resideo agrees that, for a period of eighteen (18) months following the Distribution Date, it shall not, and shall cause each other member of the Resideo Group not to, without the prior written consent of ADI SpinCo, directly or indirectly, on its own behalf or in the service or on behalf of others, hire or attempt to hire, whether as an employee, consultant, independent contractor or otherwise, any (i) employee of the ADI Group employed in a Key Role or (ii) former employee of the ADI Group employed in a Key Role who was on the payroll of the ADI Group within six (6) months of the date of such hiring or attempted hiring by Resideo or any other member of the Resideo Group; provided that Resideo and each other member of the Resideo Group may hire any employee or former employee of the ADI Group, including any employee or former employee of the ADI Group employed in a Key Role, if such employee or former employee is hired more than six (6) months after the Distribution Date in response to a general solicitation for employment by use of advertisements in the media that are not specifically directed at employees of the ADI Group.

(c) If a final and non-appealable judicial determination is made that any provision of this Section 5.11 constitutes an unreasonable or otherwise unenforceable restriction with respect to any particular jurisdiction, the provisions of this Section 5.11 will not be rendered void but will be deemed to be modified solely with respect to the applicable jurisdiction to the minimum extent necessary to remain in force and effect for the greatest period and to the greatest extent that such court determines constitutes a reasonable restriction under the circumstances.

ARTICLE VI

GENERAL AND ADMINISTRATIVE

Section 6.1 Employer Rights. Nothing in this Agreement shall be deemed to be an amendment to any Resideo Benefit Plan or ADI SpinCo Benefit Plan or to prohibit any member of the Resideo Group or ADI Group, as the case may be, from amending, modifying or terminating any Resideo Benefit Plan or ADI SpinCo Benefit Plan at any time within its sole discretion.

Section 6.2 Effect on Employment. Nothing in this Agreement is intended to or shall confer upon any employee or former employee of Resideo, ADI SpinCo or any of their respective Affiliates any right to continued employment or any recall or similar rights to any such individual on layoff or any type of approved leave.

Section 6.3 Consent of Third Parties. If any provision of this Agreement is dependent on the Consent of any third party and such Consent is withheld, the Parties shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision (as applicable) in a mutually satisfactory manner.

Section 6.4 Access to Employees. On and after the Effective Time, Resideo and ADI SpinCo shall, or shall cause each of their respective Affiliates to, make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative action (other than a legal action between Resideo and ADI SpinCo) to which any employee or director of the Resideo Group or the ADI Group or any Resideo Benefit Plan or ADI SpinCo Benefit Plan is a party and which relates to a Resideo Benefit Plan or ADI SpinCo Benefit Plan. The Party to whom an employee is made available in accordance with this Section 6.4 shall pay or reimburse the other Party for all reasonable expenses which may be incurred by such employee in connection therewith, including all reasonable travel, lodging, and meal expenses, but excluding any amount for such employee’s time spent in connection herewith.

Section 6.5 Beneficiary Designation/Release of Information/Right to Reimbursement. To the extent permitted by applicable Law and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of Information and rights to reimbursement made by or relating to ADI SpinCo Employees under Resideo Benefit Plans shall be transferred to and be in full force and effect under the corresponding ADI SpinCo Benefit Plans until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply, to the relevant ADI SpinCo Employee.

Section 6.6 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties, and, except to the extent otherwise expressly provided herein, nothing in this Agreement, express or implied, is intended to confer any rights, benefits, remedies, obligations or Liabilities under this Agreement upon any Person, including any ADI SpinCo Employee or other current or former employee, officer, director or contractor of the Resideo Group or ADI Group, other than the Parties and their respective successors and assigns. Nothing in this Agreement is intended to amend any employee benefit plan or affect the applicable plan sponsor’s right to amend or terminate any employee benefit plan pursuant to the terms of such plan.

Section 6.7 Employee Benefits Administration. At all times following the date hereof, the Parties will cooperate in good faith as necessary to facilitate the administration of employee benefits and the resolution of related employee benefit claims with respect to ADI SpinCo Employees, Former ADI SpinCo Service Providers and employees and Other Service Providers, as applicable, including with respect to the provision of employee-level information necessary for the other Party to manage, administer, finance and file required reports with respect to such administration.

Section 6.8 Sharing of Records; Cooperation.

(a) The Parties shall use their respective commercially reasonable efforts to provide the other Party such employee-related records and information as necessary or appropriate to carry out their respective obligations under applicable Law or any other Data Protection Requirement, this Agreement, any other Ancillary Agreement or the Separation Agreement, and for the purposes of administering their respective employee benefit plans and policies. To the extent not inconsistent with this Agreement and any applicable Data Protection Requirement, access to such records on and after the Effective Time will be provided to members of the ADI Group or the Resideo Group, as applicable, in accordance with the Separation Agreement. All information and records regarding employment, personnel and employee benefit matters contemplated hereunder shall be accessed, retained, held, used, copied and transmitted on and after the Effective Time by any relevant Party in accordance with all Data Protection Requirements relating to the collection, storage, retention, use, transmittal, disclosure and destruction of such records.

(b) Each Party shall use commercially reasonable efforts to cooperate to share, retain and maintain data and records that are necessary or appropriate to further the purposes of this Section 6.8 and for each Party to administer its respective benefit plans to the extent consistent with this Agreement and applicable Data Protection Requirements, and each Party agrees to cooperate as long as is reasonably necessary to further the purposes of this Section 6.8.

(c) Except as otherwise set forth in this Agreement, all records and data relating to employees shall, in each case, be subject to the confidentiality provisions of the Separation Agreement and any other applicable agreement and applicable Law. The provisions of this Section 6.8 shall be in addition to, and not in derogation of, the provisions of the Separation Agreement governing Confidential Information, including Article VI of the Separation Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Entire Agreement. Subject to Section 9.1 of the Separation Agreement, this Agreement and the Separation Agreement, including the Exhibits and Schedules thereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter.

Section 7.2 Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 7.3 Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 7.4 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email or by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.4):

To Resideo:

Resideo Technologies, Inc.

16100 N 71st St, Suite 550

Scottsdale, AZ 85254

Attention:	General Counsel
Email:	legalnotices@resideo.com

joshua.foster@resideo.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019-6099

Attention:	Russell L. Leaf; Jared N. Fertman; Tej Prakash
Email:	rleaf@willkie.com
jfertman@willkie.com

tprakash@willkie.com

To ADI SpinCo:

ADI Global Distribution Inc.

275 Broadhollow Rd, Suite 400

Melville, NY 11747

Attention:	General Counsel
Email:	jeannine.lane@adiglobal.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019-6099

Attention:	Russell L. Leaf; Jared N. Fertman; Tej Prakash
Email:	rleaf@willkie.com

jfertman@willkie.com

tprakash@willkie.com

Section 7.5 Amendment. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representatives of the Parties against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 7.6 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party hereto without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable to (a) with respect to Resideo, an Affiliate of Resideo, or (b) a bona fide third party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a Party hereto, so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant party hereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party to this Agreement; provided, however, that, in the case of each of the preceding clauses (a) and (b), no assignment permitted by this Section 7.6 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

Section 7.7 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

Section 7.8 Termination. This Agreement may be terminated at any time prior to the Effective Time by and in the sole discretion of Resideo without the approval of ADI SpinCo or the stockholders of Resideo. In the event of such termination prior to the Effective Time, no Party (nor any of its directors, officers or employees) shall have any liability of any kind to the other Party or any other Person by reason of this Agreement. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by Resideo and ADI SpinCo.

Section 7.9 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Effective Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 7.10 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Unless otherwise indicated, all “Section” references in this Agreement are to sections of this Agreement.

Section 7.11 Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

Section 7.12 Dispute Resolution. The provisions of Article VII of the Separation Agreement shall govern any dispute under or in connection with this Agreement.

Section 7.13 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 7.14 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 7.15 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

Section 7.16 No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.17 No Admission of Liability. The allocation of Assets and Liabilities herein is solely for the purpose of allocating such Assets and Liabilities between Resideo and ADI SpinCo and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any third party, including with respect to the Liabilities of any non-wholly owned subsidiary of Resideo or ADI SpinCo.

Section 7.18 Tax Treatment of Payments. Unless otherwise required by a Final Determination, for U.S. federal income Tax purposes and all other applicable Tax purposes, any payment made pursuant to this Agreement shall be treated in accordance with Section 5.4 of the Tax Matters Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

RESIDEO TECHNOLOGIES, INC.

By:	/s/ Thomas Surran
Name:	Thomas Surran
Title:	President

ADI GLOBAL DISTRIBUTION INC.

By:	/s/ Robert Aarnes
Name:	Robert Aarnes
Title:	President and Chief Executive Officer